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                     CONSULTANT AGREEMENT
                     --------------------

THIS AGREEMENT made as of the 1st day of January, 2000

BETWEEN:

CROSSNET VENTURES, INC.
-----------------------
a Nevada corporation

(the "Corporation")

                     OF THE FIRST PART

AND:

LOGAN ANDERSON

(the "Consultant")

                     OF THE SECOND PART


WHEREAS:

A.		The Consultant is a director of the Corporation.

B.		The Consultant and the Corporation have agreed to enter
into this Consultant Agreement in order to set forth the terms and conditions of the Consultant's engagement as a consultant with the Corporation.

C.		The Consultant has agreed to accept a consultant fee
below a competitive market consultant fee subject to the agreement of the Corporation to increase the Consultant's consultant fee upon the Corporation achieving specific financial milestones.


NOW THIS AGREEMENT WITNESSES that in consideration of the mutual promises, covenants and agreements herein contained, the parties hereto agree as follows:

1. 		Engagement as Consultant

1.1	The Corporation hereby engages the Consultant as a
consultant of the Corporation and the Consultant hereby accepts such engagement on the terms and subject to the conditions of this Agreement.

1.2	The Consultant will provide the following services to the
Corporation as consultant services (the "Consultant Services"):

(a)	advising management of the Corporation on the business
and financial affairs of the Corporation;

(b)	advising management on the overall direction of the
Corporation;

(c)	performing such other duties and observing such
instructions as may be reasonably assigned by the Board of Directors, provided such duties are

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                              -2-


within the scope
of the consultant services listed in sub-paragraphs (a) and (b); and

(d)	generally at all times abiding by all lawful directions
given to him by the Board of Directors of the Corporation.

1.3		The Consultant shall at all times use its best efforts to
advance the interests of the Corporation, and shall faithfully, industriously, and to the best of his abilities, provide the Consultant Services the Corporation in accordance with the terms and conditions of this Agreement.

1.4	The Consultant warrants and represents to the Corporation
that the Consultant is not party to any agreement or subject to any court order which would prevent the Consultant from providing the Consultant Services to the Corporation.

1.5	The Consultant will devote approximately 15% of the
Consultant's business time to the business of the Comopany until such time as the Company completes a financing, after the date of this Agreement, in which the Company realizes net proceeds equal to or excess of $750,000. Upon completion of such a financing, the amount of time which the Consultant will devote to the Consultant Services will increase to approximately 50% of the Consultant's business time and the Salary will be increased in accordance with
Section 2.1 of this Agreement.


2.	Remuneration

2.1	The Corporation shall pay the Consultant a consultant fee
determined as follows (the "Consultant Fee") in consideration for the Consultant Services:

(A)	the Consultant Fee will equal $1,000 per month until such
time as the amount of time devoted by the Corporation increases to 50% of the Consultant's business time, as contemplated in Section 1.5 of this Agreement;

(B)	the Consultant Fee will be increased to $5,000 per month
upon the amount of time devoted to the Corporation is increased to 50% of the Consultant's business time, as contemplated in Section 1.5 of this Agreement

The Corporation shall make all payments in respect of the Consultant Fee to the Consultant on the last day of each month of the term of this Agreement. For the purposes of this Agreement, full business time is deemed not to exceed 35 hours per week.

2.2 	The Corporation shall reimburse the Consultant for
reasonable travelling, business and other out of pocket expenses actually and properly incurred by the Consultant in performing the Consultant Services. The Consultant will provide proper receipts and invoices at the request of the Corporation.

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3.	Stock Options

3.1 	The Consultant may be granted, subject to the approval of
the Corporation's board of directors, incentive stock options to purchase shares of the Corporation's common stock in such amounts and at such times as the Board of Directors of the Corporation, in their absolute discretion, may from time to time determine. Such options will be in an amount and of a nature similar to those granted by the Corporation to its other directors and senior officers, with adjustment for the merit and performance of the Consultant.

4.	Term of Consultant Agreement

4.1	The initial term of this Agreement shall be one (1) year,
commencing on the date of first written above, subject to earlier termination as hereinafter provided.

4.2	This Agreement may only be renewed upon the written
agreement between the Corporation and the Consultant to renew the Agreement for a successive term and agreement upon the Consultant Fee to be paid to the Consultant during any successive term.

5.	Confidentiality and Non-Competition

5.1	The Consultant will not, either during the term of this
Agreement or at any time thereafter, disclose to any person any confidential information concerning the business or affairs of the Corporation which the Consultant may have acquired in the course of or incidental to his engagement as a consultant hereunder or otherwise, and the Consultant shall not directly or indirectly use (whether for his own benefit or the detriment or intended detriment of the Corporation) any confidential information he may acquire with respect to the business and affairs of the Corporation.

5.2	The Consultant agrees with the Corporation that he will
not, either alone or in conjunction with any individual, firm, Corporation, association or other entity, whether as principal, agent, director, officer, Consultant, shareholder or in any other capacity whatsoever:

(a)	during the term of this Agreement and for a six-month
period from the termination of this Agreement, carry on, or be engaged in, concerned with or interested in, directly or indirectly, any business which is in whole or in part competitive with the business of the Corporation;

(b)	during the term of this Agreement and for a six-month
period from the termination of this Agreement, attempt to solicit any suppliers, customers or Consultants of the business of the Corporation away from the Corporation;

(c)	during the term of this Agreement and for a six-month
period from the termination of this Agreement, knowingly take any act as a result of which the relations between the Corporation and the suppliers or customers of the business of the Corporation may be impaired or which may otherwise be detrimental to the business of the Corporation.

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6. 	Assignment of Inventions

6.1 	Any and all intellectual property, inventions and
improvements on which the Consultant may conceive or make, during the term of this Agreement, relating, or in any way, pertaining to or connected with any of the matters which have been, are or may become the subject of the Corporation's business, or in which the Corporation has been, is, or may become interested, shall be the sole and exclusive property of the Corporation, and the Consultant will, whenever requested by the Corporation, execute any and all applications, assignments and other instruments which the Corporation shall deem necessary in order to apply for and obtain letters of patent for U.S. or foreign countries for the inventions or improvements and in order to assign and convey to the Corporation the sole and exclusive right, title and interest in and to the intellectual property, inventions or improvements, all expenses in connection with them to be borne by the Corporation. The Consultant's obligations to execute the papers referred to in this paragraph shall continue beyond the termination of this Agreement with respect to any and all intellectual property, inventions or improvements conceived or made by him during the term of this Agreement, and the obligations shall be binding on the assigns, executors, administrators or other legal representatives of the Consultant.

6.2	All intellectual property, inventions and discoveries
relating to the business of the Corporation and all knowledge and information which the Consultant may acquire during his engagement shall be held by the Consultant in trust for the benefit of the Corporation.


7.	Termination

7.1	The Corporation may terminate this Agreement at any time
for failure of the Consultant to provide the Consultant Services in accordance with this Agreement, provided that reasonable warning shall have been first given by the Corporation to the Consultant and provided that those obligations of the Consultant in this Agreement expressly stated to continue on termination shall continue upon termination and shall not terminate upon termination of this Agreement.

7.2	The Corporation may terminate this Agreement at any time
without cause upon delivery of written notice of termination to the Consultant and upon payment to the Consultant of an amount equal to the greater of $30,000 or an amount equal to six times the Consultant's Consultant Fee at the date of termination. In the event of termination by the Corporation without just cause, those obligations of the Consultant in this Agreement expressly stated to continue on termination shall continue upon termination and shall not terminate upon termination of this Agreement.

7.3	The Consultant may terminate this Agreement at any time
upon three (3) months written notice to the Corporation, provided that those obligations of the Consultant in this Agreement expressly stated to continue on termination shall continue upon termination and shall not terminate upon termination of this Agreement.
7.4	The Corporation may terminate this Agreement at its
option if the Consultant ceases to act as a director of the Corporation, provided that those obligations of the Consultant in this Agreement expressly stated to continue on termination shall continue upon termination and shall not terminate upon termination of this Agreement.

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8.	Indemnification and Insurance

8.1	The Corporation shall indemnify the Consultant against
all charges, costs and expenses, including an amount paid to settle an action or satisfy a debt in civil, criminal or administrative action or proceeding to which he is made a party by reason of having been a director, officer, Consultant or consultant of the Corporation provided the Consultant acted honestly and in good faith in the interests of the Corporation or, in the case of a criminal or administrative action or proceeding, he had reasonable ground for believing his conduct was lawful.

8.2	The Corporation will use reasonable commercial efforts
purchase and maintain insurance for the benefit of the Consultant against any liability incurred by the Consultant as a result of the fulfilment by the Consultant of his obligations under this Agreement, provided the Consultant has acted honestly and in good faith in the interests of the Corporation or, in the case of a criminal or administrative action or proceeding, he had reasonable grounds for believing his conduct was lawful.


9.	Notices

9.1	Any notice required or permitted to be given under this
Agreement shall be in writing and may be delivered personally or by telecopier, or by pre-paid registered post addressed to the parties at the above-mentioned addresses or at such address of which notice may be given by either of such parties. Any notice shall be deemed to have been received if personally delivered or by telex or telecopier, on the date of delivery and, if mailed as aforesaid, then on the fourth business day after and excluding the day of mailing.


10.	Assignment

10.1	This Agreement may not be assigned in whole or in part by
the Consultant without the prior written consent of the Corporation.

10.2	This Agreement may not be assigned in whole or in part by
the Corporation without the prior written consent of the Consultant.

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11.	Interpretation

11.1 	This Agreement shall be governed by and construed in
accordance with the laws of the State of Nevada.

11.2	All headings used in this Agreement are for convenience
of reference only and are not to be used as an aid in the interpretation of this Agreement.

11.3	This Agreement replaces and supercedes all other
agreements, including consultant agreements, between the Consultant and the Corporation relating to the employment of the Consultant.

11.4	The Consultant acknowledges that O'Neill & Company has
acted solely for the Corporation in preparation of this Agreement and the Consultant has been recommended to seek independent legal advice prior to execution of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

CROSSNET VENTURES, INC.
by its authorized signatory:



/s/ H. Thomson
_____________________________
Authorized Signatory

H. Thomson
_____________________________
Name of Authorized Signatory



SIGNED, SEALED AND DELIVERED    )
BY LOGAN ANDERSON in the        )
presence of:                    )
                                )
                                )
/s/ M. H. Taylor                )
_____________________________   )
Signature                       )
                                )
M. H. Taylor                    )      /s/ Logan Anderson
_____________________________   )      _____________________________
Name                            )      LOGAN ANDERSON
                                )
                                )
_____________________________   )
Address                         )